Exhibit 99.1

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONTACT:	David Dick
Chief Financial Officer
212-590-6200

FD
Leigh Parrish
212-850-5651

dELiA*s, INC. ANNOUNCES

SECOND QUARTER 2011 RESULTS

New York, NY – August 25, 2011 – dELiA*s, Inc. (NASDAQ: DLIA), a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women, today announced the results for its second quarter of fiscal 2011.

Walter Killough, Chief Executive Officer, commented, “We continued to make progress during the second quarter, and the addition of Dyan Jozwick to our senior management team has already helped to accelerate some of our key merchandise initiatives. In the retail segment, we achieved our best quarterly comparable store sales performance in three years, generating a double-digit increase in May and June combined. However, merchandise margins were negatively impacted throughout the quarter, as we transitioned our product offerings and promotional strategies. In the direct segment, we cut circulation as planned, while moving dollars to alternative web-marketing vehicles and shifting circulation to the third quarter to better match the buying habits of our customers.”

Mr. Killough continued, “While a majority of our districts have not yet peaked for the Back-To-School selling season, traffic has been inconsistent compared to last year and sales performance has been mixed. As we move through Back-To-School, we plan to continue to refine the pricing and assortment in the dELiA*s Brand.”

Fiscal Second Quarter Results

Total revenue for the second quarter of fiscal 2011 increased 2.6% to $44.3 million from $43.2 million in the second quarter of fiscal 2010. Revenue from the retail segment

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

increased 8.4% to $26.4 million, or 59.5% of total revenue. Revenue from the direct segment decreased 4.8% to $18.0 million, or 40.5% of total revenue.

Total gross margin decreased to 27.0% in the second quarter of fiscal 2011, compared to 28.7% in the prior year quarter, predominantly reflecting reduced merchandise margins in the retail segment, partially offset by occupancy cost leverage.

Selling, general and administrative (SG&A) expenses were $21.4 million, or 48.3% of sales, for the second quarter of fiscal 2011 compared to $21.5 million, or 49.9% of sales, in the second quarter of fiscal 2010. The decrease in SG&A expenses as a percent of sales reflects selling and overhead cost leverage.

Net loss for the second quarter of fiscal 2011 was $9.6 million, or $0.31 per diluted share, compared to a net loss for the second quarter of fiscal 2010 of $6.8 million, or $0.22 per diluted share. The second quarter of fiscal 2011 included approximately $0.03 per diluted share in costs related to the recent change in the President of the dELiA*s Brand.

The provision for income tax expense for the second quarter of fiscal 2011 was $50,000, or $0.00 per diluted share, compared to a benefit for income taxes of $2.3 million, or $0.07 per diluted share, for the prior year period.

Results by Segment

Retail Segment Results

Total revenue for the retail segment for the second quarter of fiscal 2011 increased 8.4% to $26.4 million from $24.4 million in the second quarter of fiscal 2010. Retail comparable store sales increased 7.2% for the second quarter of fiscal 2011 compared to a decrease of 6.8% for the second quarter of fiscal 2010.

Gross margin for the retail segment, which includes distribution, occupancy and merchandising costs, was 16.0% compared to 16.5% in the prior year period. The decrease in gross margin resulted from lower merchandise margins and increased inventory obsolescence, partially offset by occupancy cost leverage.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

SG&A expenses for the retail segment were $11.8 million, or 44.7% of sales, in the second quarter of fiscal 2011 compared to $11.7 million, or 48.2% of sales, in the prior year period. The decrease in SG&A expenses as a percentage of sales was driven by selling and overhead expense leverage.

The operating loss for the second quarter of fiscal 2011 for the retail segment was $7.5 million compared to $7.7 million in the prior year period.

The Company remodeled one store location during the second quarter of fiscal 2011, ending the period with 115 stores.

Direct Segment Results

Total revenue for the direct segment for the second quarter of fiscal 2011 decreased 4.8% to $18.0 million from $18.9 million in the prior year period.

Gross margin for the direct segment was 43.1% compared to 44.4% in the second quarter of the prior year, primarily resulting from decreased postage, handling and other revenue, partially offset by increased merchandise margins.

SG&A expenses for the direct segment were $9.6 million, or 53.6% of sales, compared to $9.8 million, or 52.0% of sales, in the prior year period. The decrease in SG&A expenses in dollars reflects reduced selling expenses.

The operating loss for the second quarter of fiscal 2011 for the direct segment was $1.9 million as compared to $1.4 million in the prior year period.

First Six Month Results

For the six-month period ended July 30, 2011, total revenue increased 0.3% to $93.5 million from $93.2 million for the prior year period. Total gross margin was 30.4% compared to 30.1% for the prior year period. SG&A expenses were $43.3 million, or 46.3% of sales, for the first six months of fiscal 2011, compared to $45.1 million, or 48.4% of sales, for the prior year period.

The operating loss for the first six months of fiscal 2011 decreased to $14.8 million, compared to $16.9 million for the first six months of fiscal 2010.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Net loss for the first six months of fiscal 2011 increased to $14.1 million, or $0.45 per diluted share, compared to a net loss of $12.7 million, or $0.41 per diluted share, for the first six months of fiscal 2010. The net loss for the first six months of fiscal 2011 includes a benefit for income taxes of $0.9 million, or $0.03 per diluted share, compared to a benefit of $4.4 million, or $0.14 per diluted share, recorded in the first six months of fiscal 2010.

Conference Call and Webcast Information

A conference call to discuss second quarter 2011 results is scheduled for Thursday, August 25, 2011 at 4:30 p.m. eastern time. The conference call will be webcast live at www.deliasinc.com. A replay of the call will be available until September 25, 2011 and can be accessed by dialing (888) 286-8010 and providing the pass code number 85325998.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women. Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories, footwear and room furnishings to consumers through direct mail catalogs, websites, and dELiA*s mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”,

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

“should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

(unaudited)

	July 30, 2011	July 31, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$22,216	$15,156
Inventories, net	39,862	40,364
Prepaid catalog costs	2,955	2,851
Restricted cash	—	8,505
Deferred income taxes	—	1,138
Other current assets	4,248	17,105

TOTAL CURRENT ASSETS	69,281	85,119

PROPERTY AND EQUIPMENT, NET	46,612	54,973
GOODWILL	4,462	12,073
INTANGIBLE ASSETS, NET	2,419	2,419
OTHER ASSETS	855	169

TOTAL ASSETS	$123,629	$154,753

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$20,902	$24,877
Accrued expenses and other current liabilities	19,447	23,486
Income taxes payable	833	797

TOTAL CURRENT LIABILITIES	41,182	49,160
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES	12,076	11,978

TOTAL LIABILITIES	53,258	61,138

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred Stock, $.001 par value; 25,000,000 shares authorized, none issued	—	—
Common Stock, $.001 par value; 100,000,000 shares authorized; 31,432,531 and 31,310,091 shares issued and outstanding, respectively	31	31
Additional paid-in capital	98,918	99,111
Accumulated deficit	(28,578)	(5,527)

TOTAL STOCKHOLDERS’ EQUITY	70,371	93,615

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$123,629	$154,753

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	For the Thirteen Weeks Ended
	July 30, 2011		July 31, 2010

NET REVENUES	$44,347	100.0%	$43,213	100.0%

Cost of goods sold	32,381	73.0%	30,826	71.3%

GROSS PROFIT	11,966	27.0%	12,387	28.7%

Selling, general and administrative expenses	21,426	48.3%	21,545	49.9%

Other operating income	(34)	-0.1%	(94)	-0.2%

TOTAL OPERATING EXPENSES	21,392	48.2%	21,451	49.6%

OPERATING LOSS	(9,426)	-21.3%	(9,064)	-21.0%

Interest expense, net	(136)	-0.3%	(82)	-0.2%

LOSS BEFORE INCOME TAXES	(9,562)	-21.6%	(9,146)	-21.2%

Provision (benefit) for income taxes	50	0.1%	(2,298)	-5.3%

NET LOSS	$(9,612)	-21.7%	$(6,848)	-15.8%

BASIC AND DILUTED LOSS PER SHARE:

NET LOSS PER SHARE	$(0.31)		$(0.22)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,209,737		31,105,434

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	For the Twenty-Six Weeks Ended
	July 30, 2011		July 31, 2010

NET REVENUES	$93,493	100.0%	$93,174	100.0%

Cost of goods sold	65,046	69.6%	65,138	69.9%

GROSS PROFIT	28,447	30.4%	28,036	30.1%

Selling, general and administrative expenses	43,324	46.3%	45,136	48.4%

Other operating income	(72)	-0.1%	(238)	-0.3%

TOTAL OPERATING EXPENSES	43,252	46.3%	44,898	48.2%

OPERATING LOSS	(14,805)	-15.8%	(16,862)	-18.1%

Interest expense, net	(223)	-0.2%	(169)	-0.2%

LOSS BEFORE INCOME TAXES	(15,028)	-16.1%	(17,031)	-18.3%

Benefit for income taxes	(947)	-1.0%	(4,358)	-4.7%

NET LOSS	$(14,081)	-15.1%	$(12,673)	-13.6%

BASIC AND DILUTED LOSS PER SHARE:
NET LOSS PER SHARE	$(0.45)		$(0.41)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,209,737		31,102,369

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Twenty-Six Weeks Ended
	July 30, 2011	July 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,081)	$(12,673)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,722	5,169
Stock-based compensation	408	474
Changes in operating assets and liabilities:
Inventories	(7,837)	(6,662)
Prepaid catalog costs and other assets	6,409	(4,594)
Restricted cash	8,268	(965)
Income taxes payable	91	64
Accounts payable, accrued expenses and other liabilities	(2,870)	(2,904)

Total adjustments	10,191	(9,418)

NET CASH USED IN OPERATING ACTIVITIES	(3,890)	(22,091)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,968)	(4,400)

NET CASH USED IN INVESTING ACTIVITIES	(1,968)	(4,400)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of employee stock options	—	1

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	1

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,858)	(26,490)
CASH AND CASH EQUIVALENTS, beginning of period	28,074	41,646

CASH AND CASH EQUIVALENTS, end of period	$22,216	$15,156

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

SELECTED OPERATING DATA

(in thousands, except number of stores)

(unaudited)

	For The Thirteen Weeks Ended				For The Twenty-Six Weeks Ended
	July 30, 2011		July 31, 2010		July 30, 2011		July 31, 2010

Channel net revenues:
Retail	$26,388		$24,353		$53,402		$50,335
Direct	17,959		18,860		40,091		42,839

Total net revenues	$44,347		$43,213		$93,493		$93,174

Comparable store sales	7.2%		(6.8%)		3.9%		(7.7%)

Catalogs mailed	7,843		8,492		16,584		17,566

Inventory - retail	$24,047		$23,251		$24,047		$23,251

Inventory - direct	$15,815		$17,113		$15,815		$17,113

Number of stores:
Beginning of period	115		111		114		109
Opened	1	*	7	**	2	*	9	**

Closed	1	*	3	**	1	*	3	**

End of period	115		115		115		115

Total gross sq. ft @ end of period	440.0		440.4		440.0		440.4

*	Totals include one store that was closed, remodeled and reopened in the second quarter of fiscal 2011.
**	Totals include one store that was closed, remodeled and reopened in the second quarter of fiscal 2010, and one store that was closed and relocated to an alternative site in the same mall during the second quarter of fiscal 2010.